CONTRACT FOR PROFESSIONAL CONSULTING SERVICES

This professional consulting agreement is made effective this 1st day of April, 2013 and is entered into by and between Daniel Chasse, whose mailing address and place of business is 327 East Glaucus Street, Encinitas, CA 92024, hereafter referred to as "Consultant", and Vista International Technologies, Inc., a business entity duly organized and operating under the laws of the state of Delaware, whose business address is 5151 East 56th Avenue Commerce City, Colorado 80022 hereafter referred to as "Client". Both Consultant and Client may be collectively referred to as the "Parties".

In consideration of the mutual promises, covenants and representations made herein, the parties agree as follows:

WHEREAS, Client is a business entity duly organized and operating under the laws of the state of Delaware; and,

WHEREAS, Client is a "fully reporting" company under Sections 13 and 15d of the Securities and Exchange Act and is compliant with its filing obligations with the Securities and Exchange Commission.

WHEREAS, Client is primarily engaged in the business of waste-to-energy technology design and development and waste-to-energy project design, development, and operation.

WHEREAS, Client desires to establish a professional consulting relationship with Consultant, for the main purposes of having Consultant endeavor to use his associations and expertise in advising and consulting with Client regarding the identification, selection and retention of a designated sponsor, and a listing partner for VVIT, Vista International Technologies, Inc., on the European Stock Exchange.

WHEREAS, Consultant currently has business contacts, associations, affiliations and relationships with persons and entities involved in European stock exchanges in order to facilitate the above services;

WHEREAS, Client does not have the necessary time and professional expertise, associations, plans, programs, communications and professional relations necessary to identify, select and retain a designated sponsor and listing partner for the European stock exchanges consistent with the qualifications and associations of the Consultant; and,

WHEREAS, Consultant is in the business of advising and consulting clients related to the selection and retention of designated sponsors and listing partners for the European stock exchanges;

WHEREAS, Consultant is willing and able to provide to Client the services contracted for herein on the terms conditioned hereof:

THUS, THE PARTIES AGREE AS FOLLOWS:

ARTICLE ONE: IDENTIFICATION OF THE PARTIES TO BE BOUND BY THIS AGREEMENT

Section 1.01 Parties to this agreement are Consultant and Client.

Section 1.02 For the purpose of this agreement, and to facilitate the delivery of notices in this regard, the parties' respective addresses are:

Client: Vista International Technologies, Inc
c/o Tim Ruddy
5151 East 56th Avenue
Commerce City, CO 80022
Email: tdruddy@gmail.com

Consultant: Daniel Chasse
327 East Glaucus Street
Encinitas, CA 92024
Email: danielchasse1@aol.com

Section 1.03 Any formal notices or communications made pursuant to this agreement, with the exception of typical daily communications necessary to fulfill the services which are the subject matter of this agreement, must be made to the respective parties transmitted by the electronic transmission, facsimile transmission or deposited with a commercial courier (including, but not limited to the U.S. Postal Service, FedEx or UPS) for delivery to other party to the physical and/or email addresses indicated in this section 1.02.

ARTICLE TWO: THE TERM OF THIS AGREEMENT

Section 2.01 This agreement, and the covenants and obligations assumed by the parties hereunder, shall last for a specific term from April 1, 2013 until 5:00 p.m. on April 1, 2014, unless otherwise terminated pursuant to the terms and conditions of Article Three of this Agreement.

ARTICLE THREE: TERMINATION OF THIS AGREEMENT

Section 3.01 If, after the original term of this agreement, neither Client nor Consultant desires to continue on with the provisions hereof, then the contract will lapse due to expiration of time. If the parties desire to continue the relationship after the original term expires, then a separate signed writing must be executed.

Section 3.02 If either party commits a material breach of this agreement, then, for cause, the non-breaching party may choose to give notice of its intent to terminate this agreement by giving written notice thereof not later than 30 days after the non-breaching

party determines that a material breach has occurred. The purpose of this written notice of intent to terminate is to provide the parties with time to informally mediate any dispute, which they agree to do in good faith by using an independent mediator jointly selected from the list of available mediators located at the San Diego Superior Court, 330 West Broadway, San Diego, CA 92101. Costs related to mediation are borne equally between the parties.

If the dispute cannot be resolved in mediation, then the parties agree to submit the dispute to non-binding arbitration. The parties shall choose an arbitrator from the list of arbitrators available at the San Diego Superior Court, located at 330 West Broadway, San Diego, CA 92101. The parties shall bear the costs of arbitrations equally. The parties agree that the arbitration shall be non-binding and shall be governed by the rules set forth in the California Code of Civil Procedure applying to Civil Arbitration. The parties agree that if arbitration or other legal proceedings need to be initiated to enforce the terms or provisions of this agreement, the prevailing party, as that party is determined by an arbitrator or a court competent jurisdiction, shall have the right to recover all costs and reasonable attorney fees. Both parties agree to submit to the jurisdiction of the Courts for the State of California, County of San Diego, and to the application of the laws of the State of California to resolve any dispute hereunder or to interpret the contents of this agreement. Except as otherwise expressly provided in this agreement the parties understand and acknowledge that all of the conditions and obligations in this Agreement are material and that the non-occurrence or breach of any such condition or obligation by a party is not allowed and shall result in the other party being entitled to assert any and all rights it may have in law or equity.

ARTICLE FOUR: COVENANTS UNDERTAKEN BY THE PARTIES-SERVICES & CONSIDERATION

Section 4.01 Consultant agrees to perform the following consulting services on Client's behalf:

a. Studying and reviewing Client's business operations, historical data, Client's business plan and related documentation and other information as necessary, in order to facilitate Consultant's review and advising Client regarding his potential listing on the European stock exchange;

b. Providing reports of activities and interpretations, observations, conclusions, selection and retention of a designated sponsor and listing partner for the European stock exchanges.

Section 4.02 As compensation for the faithful services assumed herein by Consultant, Client agrees to pay to Consultant as follows:

a. A non-refundable flat fee of five-hundred seventy-five thousand (575,000) Shares of Client's Common stock registered with the Securities and Exchange Commission pursuant to Form S-8, no part of which is refundable under any

circumstances. The five-hundred seventy-five thousand (575,000) of the flat fee is due upon execution of this agreement, and the parties agree that the fair market value at the close of business on April 1, 2013 as reported on the OTC shall be used as the cost basis for the common stock flat fee.

b. If and in the event Client is acquired in whole or in part during the term of this agreement, it is agreed and understood Consultant will not be requested or demanded by the Client to return any of the shares of Common Stock paid to him hereunder. It is further agreed that if at any time during the term of this agreement, Client or substantially all of the Clients assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes the Client, the Consultant shall retain and will not be requested by the Company to return any of the flat fee shares.

c. With the transfer of shares of Common Stock to be issued pursuant to this agreement, Client shall cause to be issued a certificate representing the Common Stock duly authorized by the Client. Client warrants that all shares issued to Consultant pursuant to this Agreement shall have been validly issued, fully paid and non-assessable and that the Client's board of directors shall have duly authorized the issuance and any transfer of them to Consultant.

d. In connection with the acquisition of Shares hereunder, the Consultant represents and warrants to the Client, to the best of its/his knowledge, as follows:

(1) Consultant acknowledges that the Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Client concerning his acquisition of the shares in exchange for his services and his investment in the shares, and any additional information that the Consultant has requested.

(2) Consultant's investment in Client's securities is reasonable in reflection to the Consultant's net worth, which is in excess of ten (10) times the Consultant's cost basis in the shares. Consultant has had experience in investments in restricted and publicly traded securities, and Consultant has had experience in investments in speculative securities and other investments that involve the risk of loss of investment. Consultant acknowledges that an investment in the Shares is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the Shares. Consultant is (i) an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933.

(3) Consultant is acquiring the Shares for the Consultant's own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

e. The Client warrants and represents that all oral communications, written documents or materials furnished to Consultant by the Client with respect to financial affairs, operations, profitability and strategic planning of the Client are accurate and Consultant may rely upon the accuracy thereof without independent investigation. The Client will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Consultant's communication or dissemination of information not provided or authorized by the Client.

f. The Client acknowledges that it has received independent legal counsel in the preparation of this agreement. Consultant represents that it has consulted with independent legal counsel and/or tax, financial and business advisors, to the extent the Consultant deemed necessary.

Section 4.03 Client also agrees to reimburse Consultant for any and all reasonable and pre-approved costs incurred by the Consultant in the performance of the duties undertaken by this agreement, including, but not limited to: (i) long distance telephone charges, photocopy, drafting, plotting services, and third party technical data, if not provided by Client; (ii) car rental charges, including insurance coverage, in the event a rental car is required to commute to, from, and while operating at the job site; and, (iii) transportation and reasonable living expenses to, from ad while located at the job site. Airfare will be coach class.

ARTICLE FIVE: MODIFICATION

Section 5.01 This agreement, and the terms hereunder cannot be modified unless by a signed writing executed by the parties hereto. The parties acknowledge that this agreement is the final expression of their agreement, and merges any and all previous oral and written agreements, negotiations and communications.

ARTICLE SIX: GOVERNING LAWS- EFFECT OF PATIAL INVALIDTY

Section 6.01 This agreement shall be governed and interpreted by the laws of the State of California, If any section or portion of any section of this Agreement is deemed by a court of competent jurisdiction to invalid or illegal, the remainder shall stay in full force and effect.

ARTICLE SEVEN: EFFECT OF WAIVER

Section 7.01 The waiver by either party of any particular clause or part of this agreement, or any obligation hereunder, shall not constitute a waiver of any or all of the

remaining portions of this agreement. Likewise, the waiver by either party of any specific remedy, or part thereof, provided for under this agreement, shall not limit the waiving party's right to any other remedy provided for under the law of the State of California.

ARTICLE EIGHT: AUTHORITY TO BIND PRINCIPALS

Section 8.01 Each signatory party hereto acknowledge that they have complete authority to enter into this agreement either individually, or in a representative or agency capacity with a corporate, or other business entity, and that any and all formal action required to be taken by any corporate entity hereto has been taken to authorize entry into this Agreement consistent with the laws of its state of incorporation and its bylaws.

ARTICLE NINE: NO EMPLOYMENT RELATIONSHIP

Section 9.01 It is recognized and affirmed by the parties hereto, that Consultant is an independent contractor. Neither Consultant nor Consultant's employees (if any) or contract personnel are, or shall be deemed, Client's employees. In its capacity as an independent contractor, Consultant agrees and represents, and Clients agrees as follows:

a. Consultant reserve the right to perform services for others during the term of this agreement; however, Consultant will not perform services for any competitors of Client's during the term of this agreement, or for a period of two years after the services rendered under this Agreement have been completed.

b. Consultant has the sole right to control and direct the means, manner and method by which it performs the services to be rendered pursuant to this agreement. Consultant has the right to perform the services required under this agreement at any place or location or at any time it determines it's appropriate.

c. Consultant has the power to hire assistants, subcontractors, or to use employees or contract personnel to provide the services agreed to herein. The services to be provided by Consultant to Client are to be performed solely by Consultant, or any assistants, subcontractors, employees or contract personnel whom Consultant deems are necessary to perform said services. Client shall not hire, supervise or control any assistants to help Consultant, and neither shall Client provide any training to said personnel. Client shall not require that Consultant, or any Consultant's employees, assistance, contract personnel or subcontractors devote full time to the services to be performed herein.

d. Consultant has complied with all federal, state and local laws requiring business permits, certificates, and licenses required to carry out the services to be performed under this agreement.

e. Client will not withhold FICA from Consultant's payments or make FICA payments on Consultant's behalf; Client will not make state or federal unemployment

compensation contributions on Consultant's behalf, or, withhold state or federal income taxes form Consultant's payments.

f. Consultant understands that neither Consultant nor Consultant's employees or contract personnel (if any) are eligible to participate in any employee's pension, health, vacation pay, sick pay, or other fringe benefit plan of Client.

g. Client shall not obtain workers' compensation insurance on behalf of Consultant or any of Consultant's employees, or contract personnel in. If Consultant does have to hire employees or contract personnel in order to perform the services contemplated under this agreement, then Consultant will bear all responsibility for acquiring workers' compensation insurance and agrees to hold Client harmless from any claim for workers' compensation benefits filed by one of Consultant's employees, subcontractors or contract personnel in performing the services rendered under this Agreement. Consultant also agrees to hold Client harmless from all costs and attorney's fees in the event that any claim contemplated under this section by one of Consultant's employees or contract personnel is filed.

h. Client shall make no state or federal unemployment compensation payments on behalf of Consultant or any Consultant's subcontractors, employees, or contract personnel. Consultant will not be entitled to these benefits in connection with work performed under this agreement.

ARTICLE TEN: CONFIDENTIAL INFORMATION

Section 10.01 The parties understand and acknowledge that each of them (and their respective employees, consultants and subcontractors) may have disclosed to them, in connection with the rendition of services and performance of their obligations of this agreement, confidential and/or proprietary information of the other party. The parties hereto agree that said confidential or proprietary information shall be held strictly confidential, and that should legal action become necessary to enforce this clause, the non-breaching party shall recover costs and attorney's fees as expressed herein. The parties further acknowledge and incorporate herein the Confidentiality and Non-Disclosure Agreement as though fully set out.

ARTICLE ELEVEN: ASSIGNMENT

Section 11.01 Neither party hereto may assign this Agreement without the prior written content of the other party signed by such other party's duly authorized representative, which consent may be given or withheld in the sole discretion of the applicable party whose consent is requested. All Parties to the Agreement acknowledge and agree that any or all of the consideration payable hereunder to Consultant may be subject to payment consistent with any will, trust, or similar testamentary document concerning the distribution of property due to the death or incapacity of any Consultant or constituent Consultant.

ARTCILE TWELVE: NOTICES

Section 12.01 All notices in connection with this agreement shall be deemed given as of the day they are sent by electronic transmission, sent by facsimile or deposited with a commercial courier for delivery to other party to the addresses indicated in Section 1.02 hereof.

ARTICLE THIRTEEN: COUNTERPART ORIGINALS

This Agreement may be signed in counterparts and facsimile signatures and scanned signatures are agreed to be as effective as the original for purposes of executing this Agreement. It is also agreed by the Parties the counterpart signatures, once collected and exchanged, shall all be collectively construed to be a complete document when combined with other counterpart signatures.

Dated and Effective: April 1, 2013

Vista International Technologies, Inc
A Delaware Corporation,
The "Client"

By: ______________________

[Printed name] Tim Ruddy
Chief Executive Officer

Daniel Chasse
The "Consultant"

By: ______________________

[Printed name] Daniel Chasse

ADDENDUM TO ORGINAL CONTRACT

In addendum to the original contract, on this 28th day of June, 2013, It is recognized, Client has been listed on the Berlin Stock Exchange, trading under WKN# A1J8PO, and ISIN# US9283662024. To ensure Client's listing stays in good standing and in keeping Client current to any changes on the Berlin Stock Exchange, the Consultant requests an additional one million (1,000,000) shares of S-8 Stock. The one million (1,000,000) shares of S-8 stock are non-refundable under any circumstances.

Dated and Effective: June 28, 2013

Vista International Technologies, Inc
A Delaware Corporation,
The "Client"

By: ______________________

[Printed name] Tim Ruddy
Chief Executive Officer

Daniel Chasse
The "Consultant"

By: ______________________

[Printed name] Daniel Chasse

ADDENDUM TO CONSULTANT AGREEMENT

THIS ADDENDUM TO AGREEMENT of the original contract April 1, 2013 and the added date of June 28th, 2013 a contract by and between Daniel Chasse "Consultant" and Vista International Technologies, Inc. "Client", there will be an additional amendment to be recognized as Addendum #2 dated September 16th, 2013. The Consultant will assist Client in securing sights for their thermal-~~gassite~~ gasifier systems in Europe. The Consultant requests five hundred thousand (500,000) shares of S-8 stock that is non-refundable under any circumstances.

Dated and Effective: September 16, 2013

Vista International Technologies, Inc
A Delaware Corporation,
The "Client"

By: ______________________
Tim Ruddy
Chief Executive Officer

Daniel Chasse
The "Consultant"

By: ______________________
Daniel Chasse

ADDENDUM TO ORIGINAL CONTRACT II

In addendum to original contract, on this 3rd day of December, 2013, To ensure Client's listing stays in good standing and in keeping Client current to any changes on the Berlin Stock Exchange, the Consultant requests an additional one million (1,000,000) shares of S-8 Stock. The one million (1,000,000) shares of S-8 stock are non-refundable under any circumstances.

Dated and Effective: December 3, 2013

Vista International Technologies, Inc
A Delaware Corporation,
The "Client"

By: ______________________

[Printed name] Tim Ruddy
Chief Executive Officer

Daniel Chasse
The "Consultant"

By: ______________________

[Printed name] Daniel Chasse